                                                                    EXHIBIT 99.2

                                                           Marketing Specialists
                                                      17855 North Dallas Parkway
                                                             Dallas, Texas 75287
                                                              (Nasdaq/NMS: MKSP)


AT THE COMPANY                              AT THE FINANCIAL RELATIONS BOARD
Gerald Leonard, President & CEO                  Analyst Info:  Steve Martini
   (781) 828-4800                                   (617) 369-9243
Timothy Byrd, Chief Financial Officer            General Info:  Paula Schwartz
   (972) 860-7530                                Media Info:  Judith Sylk Siegel
Randall Oxford, Media Relations                     (212) 661-8030
   (972) 349-6580


FOR IMMEDIATE RELEASE
APRIL 18, 2000

                   MARKETING SPECIALISTS CORPORATION ANNOUNCES
                    1999 FOURTH QUARTER AND YEAR-END RESULTS


          COMPANY EXECUTES ITS GROWTH PLAN WITH RECENT REFINANCING AND
                    ACHIEVEMENT OF SEVERAL NEW KEY CONTRACTS

HIGHLIGHTS
o    Company achieves goal of $9.4 million EBITDA in Q4 1999
o    Q4 revenues total $106.6 million
o    Financial position strengthened with recent $85 million refinancing
o New national brokerage agreements signed with Gillette, Kellogg, SC Johnson and Aurora Foods
o Company strengthens Northwest coverage with closing of Johnson-Lieber acquisition Jan. 27, 2000

DALLAS, TX...APRIL 18, 2000 - Marketing Specialists Corporation (Nasdaq/NMS:
MKSP), a leading provider of outsourced sales and marketing services to manufacturers, suppliers and producers of food products and consumer goods, reported today its financial results for the fourth quarter and year ended Dec. 31, 1999.

Timothy M. Byrd, chief financial officer, said, "I'm pleased to report that the Company's earnings before interest, taxes, depreciation and amortization ("EBITDA") for the fourth quarter were approximately $9.4 million - consistent with our previously reported estimate. As important, we recently strengthened the Company's financial position, having closed on the refinancing of our existing $68 million senior credit facility with First Union National Bank using $85 million of senior secured credit facilities with The Chase Manhattan Bank, Credit Suisse First Boston and First Union National Bank. This refinancing allows us to focus our efforts on expanding the sales and marketing services we already provide to manufacturers and retailers, and continue to aggressively pursue national brokerage accounts with major manufacturers."

FOURTH QUARTER 1999 AND FULL-YEAR RESULTS
The following table sets forth the results of operations of the Company for the periods indicated. The 1998 amounts represent the combined, historical results of the Company, Merkert Enterprises and Rogers-American, and do not reflect pro forma adjustments or pro forma shares outstanding (unaudited and dollars in thousands). On Aug. 18, 1999, the Company completed its merger with Dallas-based Richmont Marketing Specialists Inc. ("Richmont"). For financial reporting purposes, the Company is presented as the accounting acquirer. Accordingly, the results of Richmont's operations have been included in the Company's consolidated statement of operations since the date of the merger.

                                               Three Months                       Twelve Months
                                            Ended December 31,                  Ended December 31,
                                      ------------------------------      ------------------------------
                                          1999              1998*             1999              1998*
                                      ------------      ------------      ------------      ------------
Commissions .....................     $     95,549      $     44,210      $    246,714      $    175,787
Sales ...........................           11,093            13,094            43,891            44,605
                                      ------------      ------------      ------------      ------------
Revenues ........................          106,642            57,304           290,605           220,392


Earnings before interest, taxes,
depreciation, amortization and
restructuring charge ............            9,441           (16,449)           18,834            (9,424)
Restructuring charge ............                0             4,632            13,290             6,935
                                      ------------      ------------      ------------      ------------

Loss before income taxes ........           (3,395)          (24,422)          (21,567)          (31,020)

Net loss ........................     $     (3,395)     $    (23,520)     $    (21,567)     $    (30,643)
                                      ============      ============      ============      ============


Net loss per share
    Basic and Diluted ...........     $      (0.24)                       $      (2.16)

Shares used in computing net loss
per share Basic and Diluted .....       14,173,844                           9,973,759


*1998 financial data represents the combined, historical results of the Company, Merkert Enterprises and Rogers-American, and do not reflect the effect of any pro forma adjustments or pro forma shares outstanding for the periods ending Dec. 18, 1998 (the effective date of the IPO and the combination). It also reflects the twelve days for the period from the inception of the Combination to Dec. 31, 1998.

The Company reported that commission revenue for the three months ended Dec. 31, 1999, increased to $95.5 million, compared to $44.2 million for the three months ended Dec. 31, 1998. Commissions increased $70.9 million (or 40.3 percent) to $246.7 million for the year ended Dec. 31, 1999, as compared to $175.8 million for the period ended Dec. 31, 1998. The Company's revenues for the year ended Dec. 31, 1999, include $79.8 million relating to Richmont. The Company's revenues (without Richmont) for the year ended Dec. 31, 1999, were $166.9 million versus $175.8 million for the year ended Dec. 31, 1998. This overall decline in revenue was the result of the full-year effect of manufacturer conflicts resulting from the combination and, to a lesser extent, the merger. In addition, the continued consolidation of manufacturer representation by food brokers has negatively affected results.

Sales of private-label products for the three months ended Dec. 31, 1999, decreased 18.0 percent to $11.1 million, compared to $13.1 million for the three months ended Dec. 31, 1998. Sales decreased to $43.9 million for the year ended Dec. 31, 1999, from $44.6 million for the year ended Dec. 31, 1998. Gross profit on sales of private-label products for the three months and 12 months ended Dec. 31, 1999, was $.6 million and $4.1 million, respectively, compared to $.7 million and $3.5 million, respectively, in the three and 12 months ended Dec. 31, 1998.


Selling, general and administrative expenses for the fourth quarter of 1999 increased to $86.7 million from $61.4 million for the three months ended Dec. 31, 1998, primarily due to the merger with Richmont. As a percentage of revenues, these expenses decreased to 81.3 percent in 1999 from 107.1 percent in 1998. This decrease in the cost ratio was due primarily to the implementation of cost savings related to salaries and real estate expenses after the merger with Richmont was completed in late August 1999.

For the 12-month period ended Dec. 31, 1999, selling, general and administrative expenses increased to $232.0 million or 79.8 percent of revenue from $188.7 million or 85.6 percent of revenue for the 12-month period ended Dec. 31, 1998. The Company's selling, general and administrative expenses (excluding Richmont) for the year ended Dec. 31, 1999, were $161.6 million versus $188.7 million for the year ended Dec. 31, 1998, a $27.1 million decline. The overall decline was attributable to reductions in the sales force resulting from the full-year effect of manufacturer conflicts from the combination and the merger, as well as the full-year effect of cost-saving measures put in place to eliminate duplicative facilities resulting from the combination.

Earnings before interest, taxes, depreciation, amortization and the restructuring charge for the three and 12 months ended Dec. 31, 1999, were $9.4 million and $18.8 million, respectively, compared to $(16.4) million and $(9.4) million, respectively, in the corresponding periods ending Dec. 31, 1998.

The results for the period ended Dec. 31, 1998, reflect a restructuring charge of $6.9 million as a result of the combination and include the elimination of redundant personnel and facilities costs. For the year ended Dec. 31, 1999, the restructure charge amounted to approximately $13.3 million in connection with the merger. The charge consisted of approximately $8.6 million relating to non-cancelable lease obligations on the abandoned facilities and $4.7 million relating to severance and related personnel amounts.

Interest expenses for the three and 12 months ended Dec. 31, 1999, were $5.7 million and $13.9 million, respectively, compared to $1.6 million and $7.1 million, respectively, in the three and 12 months ended Dec. 31, 1998. The increase in 1999 is attributable to increased borrowing and interest on the assumed debt of Richmont since the merger date.

The Company has not recorded the full tax benefit associated with the losses for the year ended Dec. 31, 1999, since its future realizability is not assured. At Dec. 31, 1999, the Company had $36.7 million of net operating loss carry forwards, subject to certain limitations and available to offset future or prior taxable income, that expire in varying amounts through 2019.

The net loss for the quarter ended Dec. 31, 1999, was approximately $3.4 million, or $0.24 per share on a basic and diluted basis, compared to a net loss for the quarter ended Dec. 31, 1998, of $23.5 million. The net loss for the year ended Dec. 31, 1999, was approximately $21.6 million, or $2.16 per share on a basic and diluted basis, compared to a net loss for the 12 months ended Dec. 31, 1998, of $30.6 million.

The Company's credit facility was refinanced March 30, 2000. The new credit facilities provide for a $35.0 million term loan and a $50.0 million revolving line of credit ($25.0 million outstanding as of closing on March 30, 2000).

MANAGEMENT COMMENTS ON 1999 RESULTS AND FUTURE OUTLOOK
"While 1999 was, in some respects, a very challenging and disappointing year for Marketing Specialists and its shareholders, we believe we have begun in the year 2000 to experience the positive effects of our larger, stronger, nationwide organization," said Gerald Leonard, president and chief executive officer. "Our recently announced appointments by some of the nation's largest manufacturers indicate that our strategy of building a national organization is on target.

"We will continue to pursue appointments with manufacturers who seek representation among retailers throughout the country, as well as those who want more regional representation. Our national-, regional- and local-market expertise are second to none in the industry, and we anticipate adding to the list of manufacturers whom we represent on a national basis."

Looking ahead in 2000, Mr. Byrd added, "We expect to report somewhat lower sales during the first quarter of 2000 ended March 31, 2000, as compared to the fourth quarter of 1999, primarily as a result of normal seasonality issues. Historically, our first-quarter sales are somewhat weaker, as manufacturers sell heavily toward year-end to meet seasonal demands.

"Additionally," Byrd continued, "it is important to note that subsequent to the merger last year, Marketing Specialists, as expected, did lose some manufacturer contracts due to overlap and other related conflicts. Therefore, the period ended March 31, 2000, will represent the first full quarter without those revenues. Nevertheless, we do continue to maintain our full-year 2000 estimate of commission revenues of approximately $400 million as the Company begins to recognize revenue associated with recently announced national appointments."


Marketing Specialists Corporation provides outsourced sales, marketing and merchandising services to manufacturers of food and other consumer products. With more than 6,000 associates in 65 offices located throughout the United States, Marketing Specialists is one of the two largest food brokers in the nation.

                                      * * *


This press release contains forward-looking statements within the meaning of
Section 27a of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Reliance should not be placed on forward-looking statements because they involve unknown risks, uncertainties and other factors, which are, in some cases, beyond the control of Marketing Specialists. Actual events, performance and results could differ materially from the anticipated events, performance or results expressed or implied by such forward-looking statements. The factors which may cause such differences include, among other things, Marketing Specialists' ability to consummate any of the transactions contemplated by the letters of intent to which Marketing Specialists is a party; Marketing Specialists' ability to successfully integrate any future and past acquisitions; the stockholder vote or other conditions relating to the Richmont merger; principal realignment as a result of the merger, the competitive environment; and general economic conditions. For further information, please refer to the Company's filings with the Securities and Exchange Commission.

                             FINANCIAL TABLES FOLLOW

                                      # # #

    To receive Marketing Specialists' latest news release and other corporate documents via FAX at no cost, dial 1-800-PRO-INFO. Use
                           the Company's code, MKSP.


                 Or visit the Company's pages at www.frbinc.com.

                        MARKETING SPECIALISTS CORPORATION
                     (Formerly Merkert American Corporation)
                         Consolidated Operating Results
                    (all amounts except shares in thousands)

                                      THREE MONTHS ENDED            TWELVE MONTHS ENDED
                                         DECEMBER 31,                   DECEMBER 31,
                                    1999            1998*          1999            1998*
                                  ---------       ---------      ---------       ---------
Commissions                       $  95,549       $  44,210      $ 246,714       $ 175,787
Sales                                11,093          13,094         43,891          44,605
                                  ---------       ---------      ---------       ---------

REVENUES                            106,642          57,304        290,605         220,392

Selling expenses                     63,982          46,082        177,043         140,965
Cost of sales                        10,509          12,356         39,744          41,077
General and administrative           22,710          15,315         54,984          47,774
Restructuring charge                     --           4,632         13,290           6,935
Depreciation and amortization         7,333           1,753         13,504           7,055
                                  ---------       ---------      ---------       ---------

OPERATING EXPENSES                  104,534          80,138        298,565         243,806
                                  ---------       ---------      ---------       ---------

Operating income (loss)               2,108         (22,834)        (7,960)        (23,414)

Interest expense, net                 5,728           1,584         13,854           7,070
Other expenses, net                    (225)              4           (247)            536
                                  ---------       ---------      ---------       ---------

Loss before income taxes             (3,395)        (24,422)       (21,567)        (31,020)
Provision (benefit) for
income taxes                             --            (902)            --            (377)
                                  ---------       ---------      ---------       ---------

Net loss                          $  (3,395)      $ (23,520)     $ (21,567)      $ (30,643)
                                  =========       =========      =========       =========



* 1998 financial data represents combined, historical results of the Company, Merkert Enterprises and Rogers-American, and do not reflect the effect of any proforma adjustments for the periods ending Dec. 18, 1998 and the twelve days for the period from the inception of the Combination to December 31, 1998.

               MARKETING SPECIALISTS CORPORATION AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                  (AMOUNTS IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                                                  December 31,          December 31,
                                                                                      1999                  1998
                                                                                   ---------             ---------
                                      ASSETS
Current assets:
      Cash ...................................................................     $      --             $   1,185
      Restricted cash ........................................................         1,200                 9,981
      Accounts receivable, less allowance for doubtful accounts
        of $5,023 at Sept. 30, 1999, and $1,374 at Dec. 31, 1998 .............        53,579                22,334
      Income taxes receivable ................................................                             - 2,647
      Inventories ............................................................         1,221                 1,623
      Properties held for sale ...............................................         7,312                    --
      Prepaid expenses and other .............................................         2,895                 1,018
                                                                                   ---------             ---------

           Total current assets ..............................................        66,207                38,788
                                                                                   ---------             ---------
Property, plant and equipment, net............................................        35,204                17,417
Intangible, net ..............................................................       338,540               126,461
Other assets .................................................................         9,665                 5,744
                                                                                   ---------             ---------

           Total assets ......................................................     $ 449,616             $ 188,410
                                                                                   =========             =========

                       LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
      Current maturities of long-term obligations ............................     $  48,055             $  10,523
      Accounts payable .......................................................        14,396                 9,293
      Accrued expenses .......................................................        33,664                21,080
                                                                                   ---------             ---------

           Total current liabilities .........................................        96,115                40,896
                                                                                   ---------             ---------

Long-term obligations, net of current portion:
      Long-term debt and notes payable .......................................       170,065                61,445
      Acquisition related deferred compensation liabilities ..................         5,921                 1,234
      Covenants not to compete ...............................................        21,041                11,844
      Obligations under capital leases .......................................           804                   150
                                                                                   ---------             ---------

           Total long-term obligations, net of current portion ...............       227,831                74,673

Other liabilities, net of current portion ....................................         7,428                   246
                                                                                   ---------             ---------

Commitments and contingencies
Stockholders' equity:
      Common stock, $.01 par value - Authorized - 54,000,000 shares Issued and
        outstanding - 14,173,844 and 7,218,000, respectively .................           142                    72
      Additional paid in capital .............................................       143,080                75,489
      Note for sale of common stock ..........................................        (1,500)               (1,500)
      Retained deficit .......................................................       (23,033)               (1,466)
      Treasury stock, at cost ................................................          (447)                   --
                                                                                   ---------             ---------

           Total stockholders' equity ........................................       118,242                72,595
                                                                                   ---------             ---------

           Total liabilities and stockholders' equity ........................     $ 449,616             $ 188,410
                                                                                   =========             =========

THE FOLLOWING UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS INFORMATION GIVES EFFECT TO THE MERGER WITH RICHMONT AS IF IT HAD OCCURRED 1/1/99, AND EXCLUDES NON-RECURRING RESTRUCTURING CHARGES (ASSUMES COMPANIES MERGED AND THE IMPLEMENTATION OF THE COMPANY'S INTEGRATION OCCURRED AS OF 1/1/99).


                                                      Twelve Months
                                                           Ended
                                                    December 30, 1999
                                                    -----------------
Commission .......................................     $    379,698
Sales ............................................           43,891
                                                       ------------
Revenues .........................................          423,589
EBITDA ...........................................           25,115
Net Loss .........................................          (23,392)

Net Loss per Common Share:
     Basic and Diluted ...........................            (1.65)

Shares Used in Computing Net Loss Per Common Share
     Basic and Diluted ...........................       14,183,355



                                      # # #